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[CURTIS INDUSTRIES INC. LETTERHEAD]




PERSONAL AND CONFIDENTIAL


Mr. A. Keith Drewett                                             July 2nd, 1998
1239 Oakridge Drive
Cleveland Hts., Ohio 44121

Dear Keith:

This letter sets forth our agreement (the "Agreement") for your employment at Curtis Industries, Inc. ("Curtis") and your position as an officer of Paragon Corporate Holdings Inc.("Paragon"), the parent holding company of Curtis, on the following terms:

         1. Effective as of June 1, 1998, you will be elected to the office of President and Chief Executive Officer of Curtis to serve in such capacity and for such time as the Board of Directors of Curtis (the "Board") may determine, in its sole and absolute discretion. You will also be responsible for such additional or substitute matters as the Board or the Chairman of the Board of Curtis may assign to you from time to time.

         2. At the discretion of the Board of Directors of Paragon, you will have such duties as may be assigned to you from time to time, and such title as is determined, by such Board or Paragon's Chairman of the Board. At this time you will continue to have the title of Vice President at Paragon.

         3. Your initial base salary will be at the rate of $200,000.00 per year, subject to adjustment in the sole and absolute discretion of the Board, payable in accordance with Curtis's payroll system, subject to applicable withholding obligations. You will receive 90 days notice of any reduction in base salary.

         4. If you voluntarily terminate your employment for any reason, it shall only become effective 90 days after delivery of notice thereof to the Board or its Chairman; however no such notice may be given before September 6, 1998. If your employment is terminated by Curtis or Paragon for any reason other than your death, disability, or for "cause", then Curtis shall provide you 90 days prior written notice of such termination. In the event of your voluntary termination, your death, or permanent disability while employed, or if terminated by Curtis or Paragon for any reason other than cause, you will be entitled to severance payments (paid in the same manner and with the same withholding obligations as base salary) for twenty-four (24) months following termination. For purposes of this Agreement, "cause" or "for cause" shall mean either (a) your fraud, dishonesty, willful misconduct, or deliberate disregard or injury to Curtis or Paragon or any Subsidiary (as hereinafter defined); or (b) your repeated refusal or failure to perform duties assigned to you and consistent with your position as an executive.


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                  The amount of your monthly severance payments shall be based on your previous year's base salary plus an earn-out (by employment) of your most recent salary increase, in accordance with the following formula:

                              --------                                                                 ---------
                             |                                         ---                                ---   |
                  Previous   |                                        |  Current                    Previous |  |
                  Annual   + | Number of months worked                |  Annual                     Annual   |  |
                  Base       | since last salary increase*     X      |  Base           Less        Base     |  |
                  Salary     | ---------------------------            |  Salary                     Salary   |  |
                             |          12                             ---                                ---   |
                              --------                                                                 ---------
                  --------------------------------------------------------------------------------------------
                                                               12

                  *May not exceed twelve (12)

                  If deferred bonus payments exist under any bonus plan, you will also receive any bonuses earned or awarded for prior periods, but not yet paid, including the pro rata portion of any bonus designated as earned under any applicable bonus plan for the portion of the year elapsed to the date of termination. Such payment will be made at the time and in the manner required by the relevant plan.

                  In the event that you die while receiving severance payments under this Paragraph 4, your spouse will continue to receive all such payments as set forth herein. In the event of your spouse's death after your death, any remaining compensation payments would be made to your estate. These severance benefits are in lieu of any other benefits provided now or hereafter by Curtis relating to termination of employment.

         5. You will be eligible to participate in the bonus compensation plan applicable to executive officers of Curtis; the plan is subject to change or termination at any time by the Board. Executive officers= bonuses are determined in the sole and absolute discretion of the Board.

         6. All employee benefit plans and executive benefits are subject to change or termination at any time by the Board. You will receive 90 days notice of any reduction in benefit plans or executive benefits. In the event of your voluntary termination, your death, or permanent disability while employed, or if terminated by Curtis or Paragon for any reason other than cause, you will continue to participate in all employee benefit plans or programs in which you were participating on the date of termination of employment, until the earlier of: (i) the expiration of twenty-four (24) months after termination of employment, or (ii) the date the executive receives substantially comparable coverage and benefits under other plans and programs of a subsequent employer.


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         7.       If any compensation payments under this Agreement would result in an Aexcess parachute payment@ within the meaning of Section 280G(b) of the U. S. Internal Revenue Code, as later amended, then compensation payments under this Agreement will be limited to the highest amount permitted without resulting in an "excess parachute payment."

         8. In consideration of the foregoing and your employment by Curtis and your position at Paragon, and acknowledging your understanding that the covenants and agreements contained in this Paragraph 8 are a condition to Curtis's agreement to employ you and Paragon's electing you an officer, you covenant and agree as follows:

                  1) For a period of twelve (12) months following termination of your employment with Curtis for any reason, you will not:

                           (i) directly or indirectly, for yourself or as a director, officer, employee, agent, or otherwise on behalf of any person, firm, corporation, or other business entity, engage in business competition with Curtis, Paragon, or any of their Subsidiaries;

                           (ii) have any interest in any person, firm, or corporation that directly or indirectly engages in competition with Curtis, Paragon, or any of their Subsidiaries, other than ownership of up to one percent (1%) of the stock of a publicly-held entity;

                           (iii) employ, assist in employing, or otherwise associate in business with any then (at the time of termination) employee, officer, or agent of Curtis, Paragon, or any of their Subsidiaries;

                           (iv) induce any person who is an employee, officer, or agent of Curtis, Paragon, or any of their Subsidiaries to terminate such relationship.

                  2) For the purposes of this Agreement, the phrase "engage in business competition" with Curtis, Paragon, or any of their Subsidiaries means engaging in (1) the distribution of industrial maintenance products, fasteners, automotive replacement parts and security products (including, without limitation, key blanks, key duplicating machines, and key code cutters), to the extent such distribution would target the same types of customers or product sales opportunities that Curtis, Paragon or its Subsidiaries have targeted, or actively considered, studied or investigated targeting, during the executives's employment with the company, or (2) engaging in direct competition with any other business of Curtis, Paragon, or its Subsidiaries as conducted at the time of termination of employment, if you have actively engaged in that business, or provided supervision and oversight as an executive.


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                  c)       All records of the accounts of customers and any
                           other records and books relating in any way whatsoever to the customers or suppliers of Curtis, Paragon, or any of their Subsidiaries, and all records, pricing information, price lists, drawings, product specifications, computer printouts, marketing plans, or information, data, samples, models, engineering data, or other trade secrets (or copies or extracts thereof) involving Curtis, Paragon, or any of their Subsidiaries' operations, investigations, research, or business, whether prepared by you or otherwise coming into your possession, constitute proprietary and confidential information of Curtis, Paragon, or their Subsidiaries (the "Confidential Information"), are and will remain at all times hereafter the exclusive property of Curtis, Paragon, or their Subsidiaries, and you will not disclose, divulge, copy, or otherwise use in any manner whatsoever any of the Confidential Information. On such termination, you will return all such written Confidential Information, together with all copies thereof, to Curtis, Paragon, or a Subsidiary thereof, whichever is applicable.

                  d) The remedy at law for any breach of this Paragraph 8 will be inadequate and the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Therefore, it is acknowledged that upon proof of a violation of any legally enforceable provision of this Paragraph 8, Curtis, Paragon, and their Subsidiaries will be entitled, jointly and severally, to immediate injunctive relief and may obtain a temporary order restraining any threatened or future breach, in addition to any other available legal or equitable remedies. You further agree and understand that in the event of any breach of this Paragraph 8, Curtis, Paragon, and their Subsidiaries will be relieved of any obligation to pay any amounts then due and owing to you.

                  e) You agree that the restrictions imposed by this Paragraph 8 are reasonable, designed to limit unfair competition, do not stifle your skill and experience, and will not operate as a bar to your means of support.

                  f) This Paragraph 8 is of the essence of this Agreement and will be construed independently from all other provisions of this Agreement. Any claim you may have against Curtis, Paragon, or any of their Subsidiaries, whether based on a breach of this Agreement or otherwise, will not constitute a defense to the enforcement of this Paragraph 8, except that any material breach of the severance pay obligation under Section 4 of this Agreement shall operate to release you from the restrictions of this Paragraph 8 if you provide to Curtis written notice of facts which establish a breach of the obligations in Paragraph 4, and the same are not resolved to the mutual satisfaction of the parties, or paid or performed within 21 days of receipt of such written notice.

                  g) In the event you violate any legally enforceable provisions of this Paragraph 8 as to which there is a specific time period during which


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                           you are prohibited from taking certain actions or
                           from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

                  h) The term "Subsidiary" or "Subsidiaries" is deemed for purposes of this Paragraph 8 to include all entities owned at least 50% by either or all of Curtis, Paragon, and their at the time of, or within one (1) year prior to, such termination.

                  (i) You agree that you shall keep the terms of this Agreement confidential, except you may disclose them to your spouse and your legal, tax, and financial advisors, or as may be required in order to assure compliance with any provision hereof.

         9. Notwithstanding anything contained in this letter or otherwise provided to you, as with other Curtis employees, your employment will be on an "at-will" basis; this may not be changed except by written authorization from Curtis's Board. "At-will" refers to employment that can be terminated by you or Curtis at any time with or without cause therefor. Each party shall be required to give the other 90 days prior written notice of termination of employment, except if termination is by Curtis or Paragon for cause (as earlier defined herein).

         10. You will have no obligation to mitigate damages, or seek other employment or compensation in the event of termination of employment governed by this Agreement, and payments due to you under this Agreement will not be offset by compensation from other sources, unless expressly provided herein.

         11. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

         12. The rights and obligations of Curtis, Paragon, and their Subsidiaries under this Agreement shall inure to the benefit of, and shall be binding upon, Curtis, Paragon, and their Subsidiaries and their respective successors and assigns, and your rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, you and your heirs, personal representatives, and estate.

         13. The failure of any party to enforce any provision or provisions of this Agreement shall in no way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.



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         14.      This Agreement supersedes and replaces all prior agreements and understandings between the parties, including but not limited to your letter agreement dated June 5, 1992, and your Severance and Non-Competition Agreement dated February 28, 1996, each with Curtis. No modification, termination, or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced. This Agreement shall be governed by and construed according to the laws of the State of Ohio.

         If the foregoing understanding respecting the Agreement between you and the undersigned is acceptable to you, please indicate your approval thereof by signing a copy of this letter in the space provided below and return it to the undersigned.

Sincerely,                                                    Sincerely,

CURTIS INDUSTRIES, INC.                     PARAGON CORPORATE HOLDINGS INC.

By: /s/ Robert J. Tomsich                   By: /s/ John H. Fountain
   ---------------------------------           -------------------------------
    Robert J. Tomsich, Chairman                 John H. Fountain, Chairman



THE TERMS AND PROVISIONS OF THE FOREGOING AGREEMENT ARE HEREBY APPROVED AND ACCEPTED THIS 2ND DAY OF JULY, 1998.

/s/ A. Keith Drewett
------------------------------
A. Keith Drewett




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